Exhibit 99

 Haber, Inc. Recovers Saleable Gold from E-Scrap and Mine Ores in Its U.S. Facility Using Its Environmentally Friendly Gold Recovery Processes

        Haber's Proprietary Technologies Recover Gold with High
                     Efficiency, Speed and Purity


    ARLINGTON, Mass.--(BUSINESS WIRE)--June 5, 2007--Haber, Inc, (OTC:
HABE), a Massachusetts-based company with proprietary technology for the environmentally friendly processing of electronic scrap (e-scrap) and precious metal-bearing ores, announced today that it is has made successful bulk production runs in its Massachusetts gold processing facility.

    Using both e-scrap and mine ores, in conjunction with its proprietary extraction and recovery technologies known as the Haber Electronic Scrap System (HESS) and the Haber Gold Process (HGP), these pilot test runs produced over 36 ounces of gold.

    During the last four months, a number of increasingly scaled-up processing trials were performed in the Massachusetts facility, and included a run of roughly 300 pounds of Ghanaian ore, which, over a period of 2 hours, resulted in 99 percent extraction and recovery efficiencies. The purity of the recovered gold was approximately 96 percent. Subsequently, after further process improvements were made, 500 pounds of ore from a South American mine was processed, and in a period of 1 1/4 hours, gold was recovered with 99 percent extraction and recovery efficiencies with a purity of 98 percent. In the case of e-scrap, a number of test runs using between 50 to 150 pounds of various e-scrap materials were made and resulted in extraction and recovery efficiencies improving from 90 percent initially to the 98-99 percent range. Gold purity improved from 60 percent to 98 percent.

    Daniel Dajie, Haber's VP of Commercial Operations stated, "The operational information derived from this testing has confirmed the chemical parameters established in earlier laboratory work by Norman Haber, our CEO, and Chief Technical Consultant. During the last four months, our analytical lab has been made fully functional while the piloting team has focused successfully on developing commercial processing criteria for extracting and recovering gold from mined ores and a variety of e-scrap materials. The goal has been to test as many combinations of ores and e-scrap as possible and to generate optimum formulation and process criteria. The testing resulted in defined, proven gold recovery methods that can now be applied to large-scale commercial operations."

    Concurrently with the pilot activities, the company decided not to purchase conventional processing equipment for scale-up of operations and opted instead to design new specialized processing machinery that takes full advantage of the unique properties of the company's hydrometallurgical technology. As a result of these efforts, the company has developed components for a novel intermittent flow processing line for e-scrap and ores called the Aladdin process. The new design incorporates a unique method of transport, extraction, filtration and recovery. On completion of further successful testing, a production unit will then be designed and built.

    Albert B. Conti, president and COO, said, "These first runs were not only successful technically but provided a wealth of essential production information for the future and have provided our first saleable gold worth approximately $25,000 in revenues. Both the HGP and HESS processes performed very effectively on gold ore and e-scrap respectively and when the Aladdin line is completed, it will provide Haber with an even greater economic advantage over competing process methodologies. Once we reduce our backlog of client testing and piloting, our goal is increase the amount of gold recovered utilizing the Aladdin system to make significant contributions to our cash flow."

    "We have embarked on a new way to recover metals commercially, and while there is still much to do, we will be generating revenues every step of the way. Our new facility is now a fully functional proving ground for all of Haber's hydrometallurgical extraction and recovery technologies and our progress thus far has been dramatic. I want to especially thank Daniel Dajie, VP Commercial Development and his piloting team for their professionalism and untiring efforts in helping the company achieve this technical milestone," concluded Conti.

    Haber's Massachusetts facility will also be used to train personnel on how to operate and maintain the processing equipment. In the near future, the company will begin hiring personnel in a number of disciplines to support ongoing activities and to scale up its equipment building efforts. It will also be hiring and training field processing teams and augmenting its testing and analytical capabilities.

    Additionally, the company has confirmed all the necessary technical elements to implement its Strategic Abatement of Mercury and Poverty (STAMP) program, developed to help eliminate the use of mercury globally by more than 20 million small-scale miners. The STAMP program is designed to take advantage of the superior efficiencies, in the high 90 percent range, of the company's environmentally safe Haber Gold Process (HGP). These inherent process efficiencies will allow Haber to pay small-scale miners more for their concentrate than they would otherwise be paid for gold they produce themselves by using highly toxic mercury. The company continues to report high interest in its technologies from countries overseas as well as from private and public Non-Governmental Organizations (NGOs). Haber's Web site at www.habercorp.com contains additional information on the STAMP program.

    About Haber, Inc.

    Haber, Inc. is a high technology process development company with proprietary technologies in extractive metallurgy and electrochemical separations. These technologies include the company's Haber Gold Process (HGP) and the Haber Electronic Scrap System (HESS), chemical systems developed by Norman Haber, the chairman of the company, for the hydrometallurgical extraction of gold from ores and electronic components. The Haber Gold Process is both non-toxic and more efficient than conventional solvents such as cyanide. This technology accelerates the gold extraction rate and may increase gold recovery from its ores by a substantial factor. The company's Electromolecular Propulsion (EMP) technology is an electrochemical process that enables the electrically controlled movement or positioning of a variety of different molecules. It is distinguished from the techniques of electrophoresis and chromatography by its wide variety of potential applications and the greater speed and control of the results. For more information, call Peter R. D'Angelo (781) 643-2727, or visit the company's website at http://www.habercorp.com.

    Safe Harbor Statement

    Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions. These statements are subject to uncertainties and risks including, but not limited to, economic conditions, the impact of competition and pricing, government regulation, and other risks. All forward-looking statements made by or on behalf of the Company are qualified. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

    CONTACT: Haber, Inc.
             Peter R. D'Angelo, 781-643-2727